Exhibit 1.01
Conflict Minerals Report
for the year ended December 31, 2016
The date of filing of this Conflict Minerals Report is May 25, 2017

I. Introduction

Unless the context indicates otherwise, the terms “we,” “its,” “us,” and “our” refer to Masco Corporation and its consolidated subsidiaries. The “Conflict Minerals Rule” means, collectively, Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Form SD. As used in this Form SD and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are defined as columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to their location of origin.

Masco Corporation has included this Conflict Minerals Report for the year ended December 31, 2016 as an exhibit to its Form SD as required by the Conflict Minerals Rule.

II. Applicability of the Conflict Minerals Rule to our Business

We are a global leader in the design, manufacture and distribution of branded home improvement and building products. We are subject to the Conflict Minerals Rule because a portion of the products that we manufacture or contract to manufacture contain 3TG that are necessary to the functionality or production of the products. Each of our in-scope products contains one or more of the 3TGs.

We do not directly source 3TG from mines, smelters or refiners, and we believe that we are, in most cases, many levels removed from, and have limited influence over, these market participants. However, through the efforts described in this Conflict Minerals Report, and as part of our reasonable country of origin inquiry and due diligence processes, we endeavored in good faith to determine if any of the 3TG necessary to the functionality or production of the products that we manufactured or contracted to manufacture originated in the Democratic Republic of the Congo (“DRC”) or any adjoining country (as defined in the Conflict Minerals Rule) and, if so, whether they directly or indirectly financed or benefited an armed group (as defined in the Conflict Minerals Rule) in the DRC or an adjoining country.

III. Our Conflict Minerals Policy

We have adopted and communicated to our suppliers a Conflict Minerals policy for our company (the “Conflict Minerals Policy”). Our Conflict Minerals Policy is part of our Supplier Business Practices Policy, which is available at http://masco.com/suppliers-policy/.

Our Conflict Minerals Policy states our expectations that our suppliers source 3TG from suppliers that meet the requirements of our Supplier Business Practices Policy, implement traceability measures for 3TG and provide us with all requested information, including information about all suppliers in their supply chains, so that we can comply with the Conflict Minerals Rule.
We do not support the embargoing of 3TG from the DRC region; we support continued responsible sourcing from the region.

IV. Reasonable Country of Origin Inquiry Information

As required by the Conflict Minerals Rule, we conducted a “reasonable country of origin inquiry” (“RCOI”) covering 2016.

We designed our RCOI in good faith to determine the origin of 3TG that are necessary to the functionality or production of products that we manufacture or contract to manufacture. To the extent applicable, for our RCOI, we utilized the same processes and procedures that we used for conducting our due diligence, particularly Steps 1 and 2 of the OECD Guidance (as defined below) design framework, which are described below in this Conflict Minerals Report. Our outreach included those suppliers that we identified as having provided us with components, parts or products that contain or may contain 3TG.

To identify and assess risk in our supply chain, we determined which of our products and vendors were potentially in-scope for purposes of the Conflict Minerals Rule through review of product specifications, bills of material, supplier inquiries and other relevant information. We used the Conflict Minerals Reporting Template (“CMRT”), developed by the Conflict-Free Sourcing Initiative (“CFSI”), to identify smelters and refiners in our supply chain, and we requested that our direct suppliers that provided us with components, parts or products containing, or that we believe may have contained, 3TG, submit information to us by completing the CMRT. The information requested included the usage and processing source of 3TG in each supplier’s components, parts and products, as well as information concerning the supplier’s related compliance efforts.

Pursuant to the Conflict Minerals Rule, based on the results of our RCOI, we were required to conduct due diligence for 2016. Our due diligence efforts are discussed below.

V. Design of Due Diligence Measures

We designed our due diligence measures relating to 3TG to conform, in all material respects, with the criteria set forth in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (the “OECD Guidance”). As described in this section and below under “Due Diligence Program Execution,” our diligence process included all five steps of the OECD Guidance design framework, as follows:

Step1: Establish strong company management systems

Step 2: Identify and assess risks in the supply chain

Step 3: Design and implement a strategy to respond to identified risks

Step 4: Carry out independent third-party audit of smelter/refiner’s due diligence practices

Step 5: Report annually on supply chain due diligence

VI. Due Diligence Program Execution

We performed the following due diligence measures for the 2016 reporting period, or continually perform such measures on an ongoing basis, corresponding with the steps in the OECD Guidance:

Step 1: Establish strong company management systems

a.	3TG compliance team

We have a 3TG compliance team that includes individuals from the appropriate domestic and international business units and departments, including compliance, finance, procurement, sales, and legal. Leadership of the 3TG compliance team resides with our Director – Global Supply Chain Services. The team includes the involvement of other individuals in upper management roles, including our Vice President, Chief Financial Officer, our Vice President of Masco Operating System, and our Vice President, General Counsel, to ensure critical information, including the Company’s Conflict Minerals Policy, reached relevant employees and suppliers.

We also retained a third-party information management service provider to complement our internal management processes (the “Service Provider”) and communicate with our suppliers regarding our Conflict Minerals Rule compliance. Certain of the procedures described in this Conflict Minerals Report were performed by the Service Provider on our behalf.

In addition, specialist outside counsel assisted with certain aspects of our compliance program.

b.	Conflict Minerals Policy

Our Conflict Minerals Policy, which is incorporated into our Supplier Business Practices Policy, is communicated both internally and externally to our direct suppliers. In addition, our Supplier Business Practices Policy is publicly available in multiple languages on our website. Violations of this Policy can be reported to us anonymously through the Masco Ethics Hotline, which is administered by a third party.

Under our standard supplier contracts and purchase order terms and conditions, suppliers are required to comply with our Supplier Business Practices Policy. Because our Conflict Minerals Policy is part of our Supplier Business Practices Policy, our suppliers are therefore required to comply with it under our standard terms and conditions.

Our Supplier Business Practices Policy states that we do not discourage suppliers from sourcing from the DRC region and that we encourage responsible sourcing.

c.Internal engagement

We developed and trained our 3TG compliance team and other relevant internal personnel on the Conflict Minerals Rule, the OECD Guidance and our compliance plan.

d.	Supplier engagement

We furnish our direct suppliers with an overview of the Conflict Minerals Rule and other training materials. Certain of the overview materials have been translated into multiple languages. We also furnish our direct suppliers with the CMRT to gather information about the usage and processing sources of 3TG in their materials and products and related compliance efforts. In-person supplier training was conducted in Asia to educate a significant portion of our supply base on our Supplier Business Practices Policy, including the Conflict Mineral Rule, to help ensure the quality and completeness of the CMRTs received from our suppliers.

e.Records management

We instituted a formal records maintenance process under which we will maintain records relating to our conflict minerals program for five years, in accordance with the OECD Guidance recommended record retention guidelines.

Step 2: Identify and assess risks in our supply chain

a.Identified in-scope products

Our 3TG compliance team conducted a review of the products manufactured or contracted to be manufactured by us during the 2016 reporting period, to identify products that should be deemed in-scope, or potentially in-scope, for purposes of our supplier outreach and reporting.

b.Conducted RCOI

We utilized the industry-developed CMRT to survey our suppliers for conflict minerals information. We requested this information from the suppliers who provided material or components for the products deemed in-scope, or potentially in-scope, by our 3TG compliance team. We then reviewed the completed responses and, where appropriate, followed up with suppliers that did not fully respond to our request or submitted a response that we believed to be inconclusive, incomplete or erroneous, or that triggered other specified quality control concerns. We then evaluated the responses from the templates submitted by our suppliers to determine our reporting obligation, required due diligence and other appropriate follow up action. See Appendix A for a list of countries of origin identified through the RCOI process.

c.Completed additional follow-up

We contacted direct suppliers that did not respond to our request for conflict minerals information by the requested date and direct suppliers that did not provide complete responses. We also worked to clarify and validate the accuracy of information provided by our suppliers.

d.Smelter assessment and validation

To the extent that a completed response identified a smelter or refiner, we reviewed this information against the list of “compliant” (which we sometimes refer to herein as “certified” or “conflict-free”) and “active” smelters and refiners and country of origin information published by the CFSI for its members. To the extent that a smelter or refiner identified by a direct supplier was not indicated as compliant, we consulted publicly available information to attempt to determine whether that smelter or refiner is known to obtain 3TG from sources that directly or indirectly finance or benefit armed groups in the DRC or an adjoining country. We also cross-checked identified smelters and refiners against the lists published by the CFSI, London Bullion Market Association, Responsible Jewellery Council and the U.S. Department of Commerce. If an identified entity was not present on those lists, we or the Service Provider either attempted to contact the listed entity or contacted the CFSI to determine whether that entity was a smelter or refiner.

Step 3: Design and implement a strategy to respond to identified risks

Our risk management plan included the following:

a.	Designed and implemented a plan

Our 3TG compliance team reported the findings of its supply chain risk assessment to senior management with oversight for our compliance program (as described earlier in this Conflicts Minerals Report). We reviewed these findings and developed steps to improve our due diligence process, as described below under “Steps to Improve Due Diligence.”

We followed up with suppliers who provided incomplete or inconsistent information to confirm the content and source of 3TG and determine whether any additional steps should be taken. We also regularly followed up with suppliers who failed to respond to our request for information.

For risk mitigation, we used our risk rating criteria to evaluate each supplier based on the content and quality of the responses provided within its CMRT, as well as any additional documentation provided to support those responses. The resulting risk ratings are used to develop specific supplier outreach and training to address the identified risks and to take corrective actions with suppliers found not in compliance with our Conflict Minerals Policy. This flexible appropriate enables us to tailor the response to the risks identified.

We also conducted smelter assessment and validation as described above in this Step 2, under “Smelter assessment and validation.”

b.	Smelter and refiner assessment, validation and improvement

We utilized information provided by the CFSI to its members to monitor smelter and refiner improvement.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices

We rely on the CFSI’s published lists to determine the conflict-free status of smelters and refiners that source from covered countries. We are also a member of the CFSI and, as such, carry out and support third party audits of smelters and refiners through membership.

Step 5: Report annually on supply chain due diligence

We file a Form SD, and to the extent applicable a Conflict Minerals Report, with the SEC and make them available on our website at http://investor.masco.com/investor-relations/financial-information/sec-filings/default.aspx.

VII. Product Information

Notwithstanding our due diligence efforts, due to the challenges of tracing a multi-tier supply chain, for 2016, we were unable to determine the origin of at least a portion of the 3TG contained in each of the products that we manufactured or contracted to manufacture to the extent that the 3TG were necessary to the functionality or production of the products. The in-scope product categories included the categories described below. However, not all of our products in each of these categories were in-scope for purposes of our compliance with the Conflict Minerals Rule.

Plumbing Products: Faucet, bathing and showering devices, including faucets, showerheads, handheld showers, valves; tub and shower systems, bath and shower enclosure units, shower trays and toilets; spas and exercise pools and systems; and brass and copper plumbing system components and other plumbing specialties.

Decorative Architectural Products: Cabinet, door and window hardware; and decorative bath hardware and shower accessories.

Cabinetry Products: Cabinetry for kitchen, bath, storage, home office and home entertainment applications.

Windows and Other Specialty Products: Vinyl, fiberglass and aluminum windows and patio doors, windows and doors that combine a wood interior with a fiberglass exterior and composite and panel doors; and staple guns, hammer tackers, glue guns and rivet tools, and staples, glue and rivets.

For a further discussion of these products, see our Annual Report on Form 10-K for the year ended December 31, 2016. The information contained in our Form 10-K is not incorporated by reference into this Conflict Minerals Report or our Form SD and should not be considered part of this Conflict Minerals Report or our Form SD.

We have made efforts to determine the mine or location of origin of the necessary 3TG contained in our in-scope products by requesting that our direct suppliers provide us with a completed CMRT. Where a smelter or refiner was identified, we also reviewed information made available by the CFSI to its members and publicly available information, in each case to the extent available, to try to determine the mine or location of origin.

The facilities listed in Appendix A have been identified by our direct suppliers as having processed the necessary 3TG contained in our products. The facilities listed in Appendix A may not be all of the smelters and refiners in our supply chain, since our direct suppliers did not identify the facilities that processed some of the necessary 3TG content contained in our in-scope products, and since we did not receive responses from all of our direct suppliers. In addition, not all of the included smelters and refiners may have processed the necessary 3TG contained in our in-scope products, since some suppliers may have reported to us smelters and refiners that were not in our supply chain, due to over-inclusiveness in the information received from their suppliers or for other reasons.

VIII. Steps to Improve Due Diligence

In addition to the due diligence steps that we took for the 2016 reporting period, which we intend to continue to take for the 2017 reporting period to the extent applicable, we will endeavor to improve our due diligence for the 2017 reporting period by:

Continuing to conduct training to educate suppliers on our Supplier Business Practices Policy, which will include training on the Conflict Minerals Rule;

Continuing to segment our supplier base to direct our focus on those suppliers that we have determined to be in scope for purposes of the Conflict Mineral Rule;

Enhancing supplier outreach through communications in multiple languages;

Engaging with suppliers that provided incomplete responses or failed to respond to requests, to better ensure that they provide requested information for 2017;

Monitoring the progress of traceability measures at suppliers that indicated for 2016 that the source of 3TG was unknown or undeterminable;

Communicating to new suppliers our sourcing expectations, including by disseminating our Supplier Business Practices Policy to them;

Communicating to our suppliers that we do not support the embargoing of 3TG from the DRC region, but that we do support their responsible sourcing from the region;

Reviewing selected supplier policies to confirm that they do not provide for an embargo of 3TG from the DRC region;

Reaching out to suppliers suspected to be embargoing the DRC region; and

Encouraging suppliers to source, when practicable, from certified smelters and refiners that source from the DRC region.

Appendix A
Capitalized terms used and not otherwise defined in this Appendix have the meanings indicated in our Conflict Minerals Report.
Smelter and Refiner and Country Location Information
In connection with our reasonable country of origin inquiry and due diligence, as applicable, our suppliers identified to us the smelters and refiners listed below as having processed the necessary 3TG contained in our in-scope products for 2016. Our Conflict Minerals Report and the notes that accompany the table contain additional information concerning the information in the table.
Over 85% of the 114 identified smelters on this Appendix were listed as Compliant (as defined below).

CFSI Metal	CFSI - Standard Smelter Name	CFSI - Country	Status
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	Compliant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Compliant
Gold	Caridad	MEXICO	On Reference List Only
Gold	Dowa	JAPAN	Compliant
Gold	Heimerle + Meule GmbH	GERMANY	Compliant
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	Compliant
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Compliant
Gold	Istanbul Gold Refinery	TURKEY	Compliant
Gold	Japan Mint	JAPAN	Compliant
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	Compliant
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	Compliant
Gold	Materion	UNITED STATES	Compliant
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Compliant
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	Compliant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	Compliant
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	Active
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	Compliant
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Compliant
Gold	Royal Canadian Mint	CANADA	Compliant
Gold	Sabin Metal Corp.	UNITED STATES	On Reference List Only
Gold	Samwon Metals Corp.	KOREA	On Reference List Only
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	Compliant
Gold	Solar Applied Materials Technology Corp.	TAIWAN	Compliant
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Compliant
Gold	Torecom	KOREA	Compliant
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	Compliant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Compliant
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	Compliant
Tantalum	Duoluoshan	CHINA	Compliant
Tantalum	Exotech Inc.	UNITED STATES	Compliant
Tantalum	KEMET Blue Metals	MEXICO	Compliant
Tantalum	KEMET Blue Powder	UNITED STATES	Compliant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Compliant

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Compliant
Tantalum	Taki Chemical Co., Ltd.	JAPAN	Compliant
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	CHINA	Compliant
Tin	Alpha	UNITED STATES	Compliant
Tin	An Thai Minerals Co., Ltd.	VIETNAM	On Reference List Only
Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM	On Reference List Only
Tin	China Tin Group Co., Ltd.	CHINA	Compliant
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	On Reference List Only
Tin	Cooperativa Metalurgica de Rondonia Ltda.	BRAZIL	Compliant
Tin	CV Ayi Jaya	INDONESIA	Compliant
Tin	CV Dua Sekawan	INDONESIA	Compliant
Tin	CV Gita Pesona	INDONESIA	Compliant
Tin	CV Serumpun Sebalai	INDONESIA	Compliant
Tin	CV Tiga Sekawan	INDONESIA	Compliant
Tin	CV United Smelting	INDONESIA	Compliant
Tin	CV Venus Inti Perkasa	INDONESIA	Compliant
Tin	Dowa	JAPAN	Compliant
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIETNAM	Active
Tin	EM Vinto	BOLIVIA	Compliant
Tin	Estanho de Rondonia S.A.	BRAZIL	On Reference List Only
Tin	Fenix Metals	POLAND	Compliant
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA	Compliant
Tin	Gejiu Jinye Mineral Company	CHINA	Compliant
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Active
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Compliant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	Compliant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	On Reference List Only
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	Compliant
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	Compliant
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	Active
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	Compliant
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	Compliant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Compliant
Tin	Melt Metais e Ligas S.A.	BRAZIL	Compliant
Tin	Metallic Resources, Inc.	UNITED STATES	Compliant
Tin	Metallo Belgium N.V.	BELGIUM	Compliant
Tin	Metallo Spain S.L.U.	SPAIN	Compliant
Tin	Mineracao Taboca S.A.	BRAZIL	Compliant
Tin	Minsur	PERU	Compliant
Tin	Mitsubishi Materials Corporation	JAPAN	Compliant
Tin	Modeltech Sdn Bhd	MALAYSIA	Active
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA	Active
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM	On Reference List Only
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Compliant
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Compliant
Tin	Operaciones Metalurgical S.A.	BOLIVIA	Compliant
Tin	PT Aries Kencana Sejahtera	INDONESIA	Compliant
Tin	PT Artha Cipta Langgeng	INDONESIA	Compliant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Compliant

Tin	PT Babel Inti Perkasa	INDONESIA	Compliant
Tin	PT Bangka Prima Tin	INDONESIA	Compliant
Tin	PT Bangka Tin Industry	INDONESIA	Compliant
Tin	PT Belitung Industri Sejahtera	INDONESIA	Compliant
Tin	PT Bukit Timah	INDONESIA	Compliant
Tin	PT DS Jaya Abadi	INDONESIA	Compliant
Tin	PT Eunindo Usaha Mandiri	INDONESIA	Compliant
Tin	PT Inti Stania Prima	INDONESIA	Compliant
Tin	PT Karimun Mining	INDONESIA	Compliant
Tin	PT Kijang Jaya Mandiri	INDONESIA	Compliant
Tin	PT Mitra Stania Prima	INDONESIA	Compliant
Tin	PT Panca Mega Persada	INDONESIA	Compliant
Tin	PT Prima Timah Utama	INDONESIA	Compliant
Tin	PT Refined Bangka Tin	INDONESIA	Compliant
Tin	PT Sariwiguna Binasentosa	INDONESIA	Compliant
Tin	PT Stanindo Inti Perkasa	INDONESIA	Compliant
Tin	PT Sukses Inti Makmur	INDONESIA	Compliant
Tin	PT Sumber Jaya Indah	INDONESIA	Compliant
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	Compliant
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	Compliant
Tin	PT Tinindo Inter Nusa	INDONESIA	Compliant
Tin	PT Tommy Utama	INDONESIA	Compliant
Tin	Resind Industria e Comercio Ltda.	BRAZIL	Compliant
Tin	Rui Da Hung	TAIWAN	Compliant
Tin	Soft Metais Ltda.	BRAZIL	Compliant
Tin	Thaisarco	THAILAND	Compliant
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM	On Reference List Only
Tin	VQB Mineral and Trading Group JSC	VIETNAM	Compliant
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	Compliant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Compliant
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	Compliant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Compliant

We note the following in connection with the information in the table:

(a)    All information in the table is as of May 22, 2017.

(b)
“Compliant” means that the smelter or refiner was listed as compliant with the CFSI’s Conflict-Free Smelter Program’s (“CFSP”) assessment protocols, including through mutual recognition those and listed as “Re-audit in process.” Included smelters or refiners were not necessarily Compliant for all or part of 2016 and may not continue to be Compliant for any future period.

(c)
“Active means that the smelter or refiner is listed by the CFSI as having submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts to the CFSP or, according to information published by the CFSI, the smelter has agreed to complete a CFSP validation audit within two years of membership issuance by the Tungsten Industry - Conflict Minerals Council.

(d)	“On Reference List Only” means the smelter or refiner is not listed as “Compliant” or “Active.”

(e)    “Country Location” is the country in which the listed smelter or refine is located.

(f)	The compliance status and smelter or refiner location reflected in the table is based solely on information made publicly available by the CFSI, without independent verification by us.

Country of Origin Information

The countries of origin of the 3TG processed by the Compliant smelters and refiners listed above may have included countries in each of the categories listed below. The countries below are sorted by risk level. Our country of origin determinations were based on information made available by the CFSI to its members.

L1 - Countries that are not identified as conflict regions or plausible areas of smuggling or export from the DRC and its nine adjoining countries: Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Cambodia, Canada, Chile, China, Colombia, Cote d’Ivoire, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States, Vietnam and Zimbabwe.

L2 - Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing 3TG: Kenya, Mozambique and South Africa.

L3 - The DRC and its nine adjoining countries (applicable countries of origin only): Burundi, Rwanda and Uganda.

DRC - The Democratic Republic of the Congo.

In addition, some of the listed Compliant smelters and refiners may have processed 3TG originating from recycled or scrap sources.

For 2016, we were not able to determine the country of origin of the 3TG processed by any of the smelters or refiners listed as “Active” or “On Reference List Only.”